Exhibit 10.3

TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is entered into and made effective as of March 11, 2016 (the “Effective Date”) by and between PCT, LLC, a CALADRIUS Company, a Delaware limited liability company, with a place of business at 4 Pearl Court, Suite C, Allendale, New Jersey 07401 (“Licensor”) and Hitachi Chemical Co. Ltd., a Japanese Corporation with a place of business at 9-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo, 100-6606, Japan (“Licensee”).

BACKGROUND

WHEREAS, Licensor is the owner of certain technology, know-how and trade secrets related to Licensor’s business with respect to the provision of service solutions for the contract research, development, manufacture, testing, storage, distribution and commercialization of cell-based therapies (“Scope”); and
WHEREAS, the parties desire for Licensor to license the Licensed Know-How to Licensee under the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	Definitions
1.1    “Affiliate” means any entity that Controls, is Controlled by or is under Common Control with a Party.

1.2    “Business Plan” means a high-level Gantt chart with estimated major milestones and major requirements for Licensee to set up a business within the Scope in Japan which is agreed by the parties in writing (such agreement to be in good faith and not to be unreasonably withheld, delayed or conditioned) based on the client list provided by Licensor to Licensee in accordance with Section 2.1.

1.3    “Caladrius” means Caladrius Biosciences, Inc., a Delaware corporation.

1.4    “Confidential Information” means any confidential or proprietary, technical or non-technical information provided by or for either party or its Affiliates to the other party or its Affiliates or obtained by or for either party or its Affiliates through inspection or observation of the other party’s or its Affiliates’ property or facilities, whether in oral, written, graphic or electronic form, including information regarding technical data, trade secrets, know-how (including research, product plans, products, and partner lists), software, developments, inventions, processes, formulas, proprietary technology, designs, drawings including test fixture drawings, data analysis tools, test protocols, engineering, hardware configuration information, and proprietary marketing, financial or other business information that (i) is labeled as “confidential,” “proprietary,” or with a similar legend; or (ii) has been identified as confidential or proprietary at the time of disclosure and confirmed as such in writing within thirty (30) days after the disclosure. Notwithstanding the foregoing, information disclosed by either party or its Affiliates in intangible form and which could reasonably be understood to be confidential will, as and between the parties, be treated as Confidential Information of the disclosing party in accordance with the terms of this Agreement. For clarification, as and between the parties, any information disclosed by or on behalf of either Licensor or Caladrius to Licensee and any information disclosed to either Licensor or Caladrius under the Confidentiality Agreement effective as of July 13, 2015 by and between Caladrius, Licensor and Licensee that is subject to the confidentiality obligations therein will be, and will be deemed to be, Confidential Information of Licensor, in the case where Licensor or its Affiliates (including Caladrius) disclose any such information, or Licensee, in the case where Licensee discloses any such information, as applicable, for purposes of this Agreement. For the avoidance of doubt, the Licensed Know-How, Documentation and any Improvements (each as defined below) shall be included in Confidential Information of Licensor without any further marking or designation.

1.5    “Contract Revenue” means Licensee’s (and any of its sublicensees’) gross revenue recognized in accordance with International Financial Reporting Standards based on each contract between Licensee (and any such sublicensee) and customers who are provided with services and products within the Scope, less any tax directly applicable to the revenue (but not including any tax when assessed on income derived from such revenue), less allowances actually given or actually made by Licensee (or any such sublicensee) on account of return or rejection of the services or products with respect to the Scope, and less any pass-through charges to customers and duties and other governmental charges on the services or products with respect to the Scope, to the extent all of the foregoing are imposed or charged in the ordinary course of business.

1.6    “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, ability to appoint a majority of a board of directors or similar governing body, by contract, or otherwise including through direct or indirect ownership of 50% or more of the voting stock or other similar interests of a corporation, company or other entity, or the maximum ownership percentage permitted by a non-resident under applicable law in the case of a foreign corporation, company, or other entity.

1.7    “Documentation” means manuals, specifications, guides and other materials and documentation, whether in written or electronic format embodying the Licensed Know-How and any updates to any of the foregoing.

1.8    “Licensed Know-How” means any know-how, trade secrets and other proprietary information with respect to the Scope which: (a) is solely owned by Licensor and (b) is disclosed or provided by Licensor to Licensee, in each of the foregoing cases, during the term of this Agreement, including, but not limited to, any know-how and trade secrets described in Documentation listed on Exhibit A, but all of the foregoing expressly excluding any know-how, knowledge, methods, techniques, technology, trade secrets, inventions (whether patentable or not) and other information relating to automation and consumables, including the technology for the core disposable assembly and the equipment subsystem that physically operates the core disposable (the exclusions, including any improvements, enhancements, derivative works or modifications thereof, collectively, the “Cell Cradle Technology”).

1.9    “Member Change of Control” means with respect to a Member (as defined in the Operating Agreement) of Licensor, the acquisition, in a single transaction or a series of related transactions, by any Person or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than such Member’s current parent company), of (A) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of such Member representing at least 50% of (I) the outstanding equity interests of such Member, (II) the combined voting power entitled to vote in the election of the board of directors or equivalent governing body of such Member (including, in each case of (I) and (II) by means of such Member’s issuance of its equity securities), or (III) all or substantially all of such Member’s assets, or (B) the contractual right to designate or elect 50% or more of the members of the board of directors or equivalent governing body of such Member ((A) and (B) above, each a “CoC Transaction”), if, and only if, in each case, (i) such CoC Transaction would, at the time of such CoC Transaction, reasonably be expected to have a material adverse effect on Licensor’s ability to conduct its Business in the ordinary course consistent with its past practice and the Annual Budget (as defined in the Operating Agreement) most recently approved prior to such CoC Transaction, (ii) the acquiror or Person entitled to designate the members of the board of directors or equivalent governing body of such Member in such CoC Transaction (the “Acquiror”) is on the Entity List or any officer of the Acquiror is on the Specially Designated Nationals List or the Denied Persons List, (iii) a Majority Asset Sale or True Sale of the Company (as defined in the Operating Agreement) is initiated upon or within one year after the CoC Transaction, or (iv) the Licensor breaches any of its material obligations under this Agreement (it being understood that the obligations of the Licensor under Sections 2, 3.1, 3.3, 4.1 and 4.2 hereof shall be deemed material) or Caladrius or the Licensor breaches any of their material obligations under the Operating Agreement (it being understood that the obligations of Caladrius and/or Licensor under Sections 3.2, 5.1, 6.3(a), 7.7, 8.5, 8.6, 8.8, 8.9 and 9 of the Operating Agreement shall be deemed to be material) within one year after the CoC Transaction and, in each case, such breach is not cured for a period of sixty (60) days after Licensor or Caladrius, as applicable, is provided notice of such breach.

1.10    “Operating Agreement” means the Amended and Restated Operating Agreement of PCT, LLC, a Caladrius Company, dated as of March 11, 2016.

1.11    “Territory” means India, Bangladesh, Sri Lanka, Nepal, Bhutan, Myanmar, Thailand, Laos, Cambodia, Vietnam, Philippines, Malaysia, Singapore, Indonesia, Brunei, East Timor, China (including Hong Kong and Macau), Mongolia, Taiwan, South Korea and Japan.

2.	TECHNOLOGY TRANSFER AND TECHNICAL SUPPORT

2.1    Disclosure of Documentation. Licensor will, as a part of the technology transfer contemplated hereby, provide Licensee with Documentation of the Licensed Know-How upon the execution of this Agreement which Licensor owns as of the Effective Date and, as long as Licensor has the authority to disclose, during the term of this Agreement unless such disclosure breaches or would reasonably be likely to breach any confidentiality obligation of Licensor to any of its customers except Caladrius; provided, however, that Licensor shall use commercially reasonable efforts to obtain consent from such customer so that Licensor may disclose the Documentation of the Licensed Know-How to Licensee; provided that any such disclosure shall be subject to any conditions imposed by such customer. For the avoidance of doubt, Licensor hereby warrants that it has obtained Caladrius’s consent to disclose to Licensee any part of the Licensed Know-How so that such disclosure does not breach or would not reasonably be likely to breach any confidentiality obligation of Licensor to Caladrius. Licensee shall not remove, and shall affix to any media on which it is copied, any proprietary markings or legends placed upon or contained within the Documentation and any other Licensed Know-How.

2.2    On-site Training. Licensor will, as a part of the technology transfer contemplated hereby, accept Licensee’s trainees and provide on-site training at its site in the US at dates and times mutually agreed by the parties and set forth in the training program mutually agreed by Licensor and Licensee in writing (such agreement to be in good faith and not to be unreasonably withheld, delayed or conditioned) (such dates and times and training program shall be hereinafter collectively referred to as the “Training Plan” and such Training Plan may be reasonably amended by mutual agreement between Licensor and Licensee in writing and in good faith from time to time) during Licensor’s business hours, Monday through Friday, excluding Licensor holidays, during the term of this Agreement. Such training is designed to enable Licensee trainees to use the Licensed Know-How appropriately. For clarity, Licensee does not need to pay any training fee to Licensor for such training and Licensee will bear its trainees’ actual costs, such as travel and accommodation expenses, associated with such training. For the avoidance of doubt, Licensor is not responsible for any costs or expenses incurred by Licensee in connection with the training.

2.3    Dispatch of Expert. As part of the technology transfer contemplated under this Agreement, during the period between December 1, 2016 and November 30, 2017 (“Dispatch Period”), Licensor shall dispatch suitable expert employees to Licensee in Japan as provided in this Section 2.3 (“Dispatch”). If Licensee provides Licensor with its written request for a Dispatch with the description of the work Licensee needs, Licensor shall within a reasonable period after the receipt of such request provide Licensee with a written plan of how it proposes to address the proposed Dispatch, both in terms of number of employees Licensor believes will be needed and the contemplated duration of the Dispatch, including any combination of such number of employees and duration of the Dispatch for each employee. Upon Licensee’s acceptance of the plan proposed by Licensor or upon the parties reaching agreement on some different or modified plan following good faith consultation of both parties’ project team members and agreement which shall not be unreasonably withheld, delayed or conditioned by either party, Licensor shall proceed with the Dispatch in accordance with the agreed plan, as may be amended in accordance with this Section 2.3. Licensee will pay Licensor for all out of pocket costs actually incurred in accordance with the agreed plan (including, without limitation, any home leave under the terms of the agreed plan), and will pay twenty eight thousand and two hundred fifteen dollars (U.S. $28,215) per month per employee for the Dispatch to Licensee’s location (“Monthly Dispatch Fee”). Notwithstanding the foregoing, Licensor may change assigned experts during the term of the Dispatch determined in the agreed plan as needed without any consent of Licensee, provided, however, that the cost allocation of any changes to the agreed plan (including changes in assigned experts) will be as set forth in a document prepared and agreed upon by both parties’ project team members based on the reason for such changes. In any such case, either the Dispatch Period or the Monthly Dispatch Fee set forth above shall be adjusted on a per diem basis proportionately according to the actual period of Dispatch and length of any home leave agreed in the original agreed plan or any change thereto made by Licensor through no act or omission of Licensee. The term of the Dispatch Period shall be extended for so long as may reasonably be needed to complete all work covered in the agreed plan, in the event that Licensor has made a change of experts during the term of the Dispatch Period through no act or omission of Licensee.

2.4    Technical Support. In addition to the transfer of Licensed Know-How and training contemplated by Sections 2.1, 2.2 and 2.3, and at any time following the Dispatch Period but during the term of this Agreement, Licensee may, from time to time, request in writing for Licensor to provide the following:

(a)any additional information regarding the manufacturing, plant management, equipment management or customer management which is reasonably necessary for Licensee to conduct business within the Scope with Licensee's customers within the Territory. In the event of such requests, Licensor shall as soon as reasonably practicable in the ordinary course of business, with the objective of responding within approximately 10 days from the Licensee’s request, advise Licensee (A) if and to the extent that it has information responsive to the request available and whether Licensor solely owns such information at the time the request is made, and is able to and has the authority to provide Licensee (i) with copies of such requested information, or (ii) the right to access those database(s) at Licensor's premises containing such requested information, provided that for the avoidance of doubt, Licensor will not have the obligation to disclose any such information if such disclosure breaches or would reasonably be likely to breach any confidentiality obligation of Licensor to any of its customers or any other third party; or (B) if it does not have information responsive to the request or does not have the right or authority to disclose such information, in which case Licensor will notify Licensee of such absence of or inability to disclose the requested information and advise Licensee of the effort that would be required to provide the requested information and the parties shall discuss in good faith whether Licensee wishes to have Licensor undertake such effort and to agree upon reasonable terms for the performance of such work, such agreement not to be unreasonably withheld, conditioned or delayed. In the case of (A) above such additional information that can be made available pursuant to such request shall be provided for no additional charge, provided, however, that where customer consent is required to provide any such information Licensor shall use commercially reasonable efforts to obtain consent from such customer so that Licensor may disclose the additional information to Licensee; provided that any such disclosure subject to customer consent shall be subject to any conditions imposed by such customer.

(b)at reasonable times and upon reasonable notice, and subject to agreement on consideration as set forth in this Section 2.4(b), any reasonably necessary technical support to Licensee in order to enable Licensee to conduct business within the Scope with Licensee’s customers within the Territory, based on Licensor’s knowledge and experience in a manner which shall not unreasonably burden or interfere with Licensor’s operation of its business in the ordinary course. If Licensor dispatches its employees to Licensee’s location to conduct such technical support, upon mutual agreement by the parties through consultation in good faith in terms of number of employees needed and contemplated duration for such dispatch, Licensee will pay Licensor for all out of pocket costs actually incurred in accordance with such agreement, and will pay the Monthly Dispatch Fee (as such Monthly Dispatch Fee may be reasonably adjusted by agreement of the parties in good faith), or the fee on a per diem or hourly basis calculated based on the Monthly Dispatch Fee and proportionately according to the actual duration if the duration for the dispatch agreed by the parties is shorter than thirty (30) days. For all other technical support, the parties will agree in good faith upon reasonable terms for the performance of such technical support, including any reasonable consideration, through a project team consisting of members of both parties that will be formed to handle all technology transfer, training and support matters set forth in this Section 2.

3.	LICENSE; IMPROVEMENTS

3.1    License Grant.

(a)Subject to the terms and conditions of this Agreement, Licensor, on behalf of itself and any subsequent assignee or successor, hereby grants to Licensee a perpetual, irrevocable, fully-paid up (subject to the full and complete payment to Licensor of the entire amount of the Paid-Up Fee set forth in Section 4.1), non-transferable (except as set forth in Section 10.3) license with the right of sublicense to Licensee’s Affiliates for so long as any such sublicensee remains Licensee’s Affiliate, upon prior written notice to Licensor of any such sublicense and subject to the requirements set forth in Section 3.1(b) below, under Licensor’s right, title and interest in and to the Licensed Know-How, to use, make, have made, sell or offer to sell the service or products within the Scope solely in the Territory. Licensor shall not provide the Licensed Know-How or grant a license under the Licensed Know-How to any third party, including any Affiliate of Licensor, within the Scope in the Territory during the term of this Agreement; provided, however, that Licensor may: (i) provide, upon prior written notice to Licensee, a specific part of the Licensed Know-How if and only if requested by a customer of Licensor and used by such customer itself within the scope necessary to accomplish such customer’s activity and (ii) engage in Permitted Operations (as defined in the Operating Agreement). For clarity, and except as set forth above, during the term of this Agreement, Licensor, on behalf of itself and any subsequent assignee or successor, will not use, make, have made, sell or offer to sell the service or products within the Scope solely in the Territory under the Licensed Know-How and Improvements by itself.

(b)Licensee shall enter into a binding and enforceable written sublicense agreement with each sublicensee (“Sublicense Agreement”) that is consistent in all respects with and fully implements the terms and conditions of this Agreement, including Sections 3.1, 3.2, 3.3, 3.4, 4 (except for 4.1) and 8 of this Agreement. Licensee shall be fully responsible for any action or inaction of its sublicensees, including any action or inaction which would constitute a breach of this Agreement if committed by Licensee, as if Licensee had committed such action or inaction itself.

3.2    Brand Usage. Subject to the terms and conditions of this Agreement, as long as Licensee pays the Royalty set forth in Section 4.2, during the term of this Agreement, Licensor will permit Licensee to announce to Licensee’s customers that Licensee’s technology is licensed and supported by Licensor, and further, Licensor will permit Licensee to mark, at Licensee’s discretion, such license or support in its documentation or materials in a manner such as “Powered by PCT, LLC.”, “Licensed by PCT, LLC.” or similar legend. All goodwill associated with the use of the foregoing legends shall inure to the benefit of Licensor. Upon Licensor’s request, from time to time, Licensee shall promptly submit samples of any documentation or materials that contain the foregoing legends to Licensor at Licensee’s sole cost and expense and may request Licensee to remove such legends if, in Licensor’s reasonable judgment, Licensee fails to comply with each country’s governmental laws and regulations in the Territory. For the avoidance of doubt, except for the limited extent provided above in this Section 3.2, nothing in this Agreement will grant Licensee any right, title or interest in or to any trademarks used, adopted or owned by Licensor (or of any third party from whom Licensor has acquired license rights) from time to time, either alone or in association with other words or names.

3.3    Improvements.
(a)    Subject to any third party confidentiality and other obligations or restrictions, both Licensor and Licensee will disclose (and Licensee will cause any of its sublicensees to disclose) in writing promptly, but in any event within a reasonable period of time, upon the development thereof, to the other party: (i) any newly developed know-how, knowledge, methods, techniques, technology, trade secrets, inventions (whether patentable or not) and proprietary information that are within the Scope and are developed by or on behalf of such party or jointly by the parties, in each case with or without third parties, and in each case in connection with their activities under this Agreement, and (ii) any improvements, modifications, enhancements, additions, revisions, extensions, upgrades, updates and/or derivatives to the Licensed Know-How that are developed by or on behalf of such party or jointly by the parties, in each case with or without third parties, and in each case in connection with their activities under this Agreement ((i) and (ii) together, “Improvements”); provided that (x) Licensor will not be obligated to disclose any Improvements after the expiration or termination of this Agreement, and (y) Licensor will not be obligated to disclose any Improvements that are outside of the Scope.

(b)    Licensor will own all right, title and interest in and to all Improvements. Any (i) Improvements that are developed by or on behalf of Licensee or its sublicensees (independently or with any third parties) (“Licensee Improvements”), (ii) Improvements that are developed by or on behalf of Licensor during the term of this Agreement that are within Scope and solely owned by Licensor (“Licensor Improvements’) and (iii) Improvements that are developed jointly by Licensor and Licensee will, in each case, be subject to, and licensed to Licensee under, the license set forth in Section 3.1 without additional charge.

(c)Notwithstanding the foregoing, any know-how, trade secrets, technology and proprietary information with respect to automation and consumable for uses within the Scope and any other Cell Cradle Technology (“Independent Improvement”); and any Improvement developed solely by Licensee that are outside of Scope (“Outside Improvement”) are expressly excluded from the stipulations set forth in this Agreement, including Section 3.3; provided, however, that Licensee shall disclose Outside Improvements to Licensor in writing promptly, but in any event within a reasonable period of time, upon the development thereof. The parties will have good faith discussions regarding terms and conditions to use and other exploitation of the Independent Improvements of the other party and the Outside Improvements. Neither party will have the right to use or otherwise exploit any Independent Improvements of the other party or Outside Improvements unless and until the parties reach agreement regarding such use and exploitation, including any reasonable consideration for such use and exploitation.

(d)Licensee will, as a part of the technology transfer of such Licensee Improvements, accept Licensor’s trainees and provide training at the site(s), dates and times mutually agreed upon by the parties during Licensee’s business hours, Monday through Friday, excluding Licensee holidays, during the term of this Agreement. Such training is designed to enable Licensor trainees to use such Licensee Improvements appropriately. For clarity, Licensor does not need to pay any training fee to Licensee for such training and Licensor will bear its trainees’ actual costs, such as travel and accommodation expenses, associated with such training. For the avoidance of doubt, Licensee is not responsible for any costs or expenses incurred by Licensor in connection with the training.

3.4    Ownership. As between the parties, Licensor retains all right, title and interest, including without limitation all intellectual property rights, in and to the Licensed Know-How, Improvements, Documentation and Licensor’s Confidential Information, and any feedback provided by or for Licensee or any of its sublicensees in connection with any of the foregoing, including any improvements, enhancements, translations, derivative works and revised summaries and other modifications to or of any of the foregoing (or any portion thereof) (collectively, “Licensor Intellectual Property”). In addition, Licensee agrees that all Licensor Intellectual Property shall be the property of Licensor and hereby irrevocably assigns and agrees to assign to Licensor all right, title and interest worldwide in and to the Licensor Intellectual Property (whether currently existing or conceived, created or otherwise developed later), including without limitation all intellectual property rights thereto, effectively immediately upon the inception, conception, creation or development thereof. To the extent, if any, that any Licensor Intellectual Property is not assignable or that Licensee is required to retain any right, title or interest in and to any Licensor Intellectual Property, Licensee (i) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Licensor with respect to such rights; (ii) agrees, at Licensor’s request and expense, to consent to and join in any action to enforce such rights; and (iii) hereby grants to Licensor an exclusive, perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), worldwide right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of Licensor) all or any portion of such Licensor Intellectual Property, in any form or media (now known or later developed). The foregoing license includes, without limitation, the right to make any modifications to such Licensor Intellectual Property regardless of the effect of such modifications on the integrity of such Licensor Intellectual Property, and to identify Licensee, or not to identify Licensee, as one or more authors of or contributors to such Licensor Intellectual Property or any portion thereof, whether or not such Licensor Intellectual Property or any portion thereof have been modified. Licensee irrevocably waives any “moral rights” or other rights with respect to attribution of authorship or integrity of such Licensor Intellectual Property that Licensee may have under any applicable law under any legal theory. Licensee hereby waives and quitclaims to Licensor any and all claims, of any nature whatsoever, which Licensee now or may hereafter have for infringement of any Licensor Intellectual Property assigned and/or licensed hereunder to Licensor. Licensee shall have only those rights in or to the Licensor Intellectual Property specifically and expressly granted to it pursuant to this Agreement.

3.5    Efforts to Exploit by Licensee. Licensee shall, and shall cause its sublicensees to, use commercially reasonable efforts in accordance with the terms and conditions of this Agreement and all applicable law to enter into contracts with customers to utilize the Licensed Know-How and provide such customers with services and products within the Scope in the Territory during the term of this Agreement. Any failure by Licensee to use such commercially reasonable efforts shall be, and shall be deemed to be, a breach of a material provision of this Agreement by Licensee.

4.	Fees, Royalty and Audits

4.1    Paid-up Fee. Licensee will pay to Licensor five million six hundred thousand dollars (U.S. $5,600,000) as a paid-up fee (“Paid-up Fee”) for the Licensed Know-How and such Paid-Up Fee is not refundable and is in addition to and not creditable against any Royalties or any other amounts payable to Licensor under this Agreement. For clarity, Licensee does not need to pay any additional fee for the Licensed Know-How after the completion of payment of the Paid-up Fee. The Paid-up Fee will be paid in three separate installments. The first installment payment of three million one hundred thousand dollars (U.S. $3,100,000) is due two (2) weeks after the execution of this Agreement. The second installment of one million and two hundred fifty thousand dollars (U.S. $1,250,000) is due two (2) weeks after Licensor’s delivery to Licensee of: (a) their mutually agreed Training Plan (such agreement to be in good faith and not to be unreasonably withheld, delayed or conditioned) for the United States as described in Section 2.2, (b) the Licensor’s client list, but only for those clients who are interested in doing business within the Scope in the Territory and for whom Licensor, with commercially reasonable efforts pursuant to Section 2.1, has obtained such clients’ written consent within the first three (3) months from the date of Licensor’s written request to such clients to disclose their names to Licensee and (c) a mutually agreed Business Plan (such agreement to be in good faith and not to be unreasonably withheld, delayed or conditioned); provided that, in any event, (a), (b) and (c) above shall have been agreed by not later than June 3, 2016 and the second payment shall be made within two weeks of such conditions having been satisfied. The third installment of one million and two hundred fifty thousand dollars (U.S. $1,250,000) is due two (2) weeks after delivery of full Documentation as stated in nos. 1, 2, 6 and 7 of Exhibit A in the form as they exist as of the Effective Date provided that, in any event, such third installment will be paid on December 31, 2016 if not already paid before such date; provided that the delivery of Documentation described above shall have been made by December 15, 2016.

4.2    Royalty. For the first five (5) years following the Effective Date, Licensee will pay to Licensor [***] of the Contract Revenue as a business collaboration Royalty. Thereafter, and for the remaining term of this Agreement, but, in any event, no less than ten (10) years, unless this Agreement is earlier terminated due to Licensor’s uncured material breach pursuant to Section 9.2, Licensee will pay to Licensor [***] of the Contract Revenue as a business collaboration royalty (“Royalty”). In the event that Licensor believes that Licensee’s termination pursuant to Section 9.2 for uncured material breach is not valid, it may contest such termination by invoking arbitration pursuant to Section 10.7 and in the event that Licensor is the prevailing party in any such arbitration (as determined by the arbitrator(s), who shall be required to determine which party is “prevailing”) it shall be entitled to recover its legal fees and other costs associated with such arbitration and in addition Licensee will pay interest in the amount of [***] per annum on any royalties determined in such arbitration to otherwise be due and payable to Licensor as a result of any invalid termination by Licensee.

4.3    Reports and Payment. Within thirty (30) days after the end of September and March in each year, Licensee will provide Licensor with a written report showing the Contract Revenue during the half year before such month-end and a calculation of the Royalty accrued from the Contract Revenue during such half-year period (“Royalty Report”). Licensee will make Royalty payments due to Licensor pursuant to Section 4.2 within thirty (30) calendar days from the furnishing of the Royalty Report.

4.4    Audit Rights. Licensee will keep and maintain accurate and detailed books and records adequate for Licensor to ascertain the amount of Royalty payable hereunder and to otherwise confirm Licensee’s compliance with this Agreement during the term of this Agreement, and for at least three (3) years after the expiration or termination of this Agreement. Licensor will have the right to audit Licensee’s books and records for the purpose of verifying the amounts due and payable hereunder during Licensee’s regular business hours and upon reasonable advance written notice. Any such audit may be performed by an independent certified public accountant or equivalent (“Auditor”) selected by Licensor and approved by Licensee, which approval shall not be unreasonably withheld or delayed. If the audit reveals that Licensee has underpaid the amount due to Licensor by five percent (5%) or more in any quarter, Licensee will reimburse Licensor for all costs and expenses incurred by Licensor in connection with such audit including the fees and expenses of the Auditor (if any). Licensee will promptly pay Licensor any amount shown by an audit to be owing to Licensor, plus interest at a rate of 12% per annum on the underpaid amount from the date such underpaid amount was initially due until the date actually paid. In addition, Licensor will have the right, during normal business hours and upon reasonable notice to Licensee, to audit Licensee’s and its sublicensee’s operations to confirm their compliance with this Agreement.

4.5    Currency. All payments will be made in US Dollars without deductions except as expressly permitted herein.
4.6    Taxes. Licensee shall make the payment of the Paid-up Fee and Royalty without deduction of any withholding tax payable for the account of Licensor; provided, however, that if any deduction or withholding is required by any applicable law, Licensee shall provide notice of such withholding to Licensor, withhold the required amount, and provide Licensor with official receipts evidencing the payment of such withholding taxes for its account at the time of the payment or without unreasonable delay thereafter.

5.	Warranty

5.1    Warranty. Each party represents and warrants that it has full legal right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreements of such party or any judgment, order, or decree by which such party is bound.

5.2    Non-Infringement. To Licensor’s knowledge with respect to third party patents only, as of the date of this Agreement, none of the Licensed Know-How or Documentation infringes or misappropriates any intellectual property right of any third party and Licensor has no knowledge of any third party who could claim any right or interest in any Licensed Know-How or Documentation that would have a material adverse effect on Licensee’s rights under this Agreement.

5.3    Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5 ABOVE, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND ARE GIVEN BY LICENSOR WITH RESPECT TO THE LICENSED KNOW-HOW, IMPROVEMENTS, DOCUMENTATION AND OTHER LICENSOR INTELLECTUAL PROPERTY, INFORMATION, MATERIALS AND SERVICES PROVIDED BY OR FOR LICENSOR, AND SUCH LICENSED KNOW-HOW, IMPROVEMENTS, DOCUMENTATION AND OTHER LICENSOR INTELLECTUAL PROPERTY, INFORMATION, MATERIALS AND SERVICES ARE PROVIDED ON AN “AS IS” BASIS. LICENSOR MAKES NO AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND ACCURACY, AND ALL WARRANTIES THAT MAY ARISE OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THE DOCUMENTATION MAY CONTAIN INFORMATION THAT IS CREATED BY OR FOR CUSTOMERS OR OTHER THIRD PARTIES. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER OF REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, AND NOTWITHSTANDING ANYTHING ELSE SET FORTH IN THIS AGREEMENT OR OTHERWISE, LICENSOR DOES NOT GIVE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR ASSUME ANY LEGAL LIABILITY OR RESPONSIBILITY FOR ANY INFORMATION THAT IS CREATED BY OR FOR THE CUSTOMERS OR OTHER THIRD PARTIES, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACCURACY, RELEVANCY, COMPLETENESS, OR USEFULNESS OF SUCH INFORMATION. ALL LICENSEE IMPROVEMENTS OR ANY MATERIALS OR INFORMATION MADE AVAILABLE TO LICENSOR WILL BE PROVIDED ON AN “AS IS” BASIS. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5, LICENSEE MAKES NO AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND ACCURACY, AND ALL WARRANTIES THAT MAY ARISE OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

6.	Indemnification

6.1    Indemnification by Licensor. Except to the extent Licensee is obligated to indemnify Licensor pursuant to Section 6.2 or Section 10.8 hereof, Licensor will defend at its own expense any claim, action, suit, or proceeding (collectively, “Action”) against Licensee, and its officers, directors, employees, agents, and contractors, brought by a third party to the extent the Action arises out of or results from any third party claim arising from (a) a breach of or inaccuracy in any representations or warranties made by Licensor in this Agreement, (b) negligence, intentional wrongdoing or willful misconduct by Licensor or any third parties for whom Licensor is responsible and (c) a violation of any national or local laws and regulations, statutes or ordinances applicable to Licensor or any third parties for whom Licensor is responsible. Licensor will pay those costs and damages awarded against Licensee in any such Action or those costs and damages agreed to in a monetary settlement of such Action.

6.2    Indemnification by Licensee. Except to the extent Licensor is obligated to indemnify Licensee pursuant to Section 6.1 or Section 10.8 hereof, Licensee shall defend at its own expense any Action against Licensor and its Affiliates, and the respective officers, directors, employees, agents, and contractors of any of the foregoing, brought by a third party to the extent the Action arises out of or results from any third party claim arising from: (a) a breach of or inaccuracy in any representations or warranties made by Licensee in this Agreement, (b) the exercise or practice by Licensee or its sublicensees of the license or sublicense, as applicable, granted under this Agreement other than as expressly and specifically provided in this Agreement and, following termination of this Agreement by Licensor under Section 9.2 any exercise or practice by Licensee or its sublicensees of the license or sublicense hereunder, as applicable, (c) product liability, bodily injury, death, property damage or other torts to the extent arising out of the negligence of Licensee, any of its sublicensees or other parties for whom Licensee is responsible; (d) negligence, intentional wrongdoing or willful misconduct by Licensee or any third parties for whom Licensee is responsible and

(e) a violation of any national or local laws and regulations, statutes or ordinances applicable to Licensee or any third parties for whom Licensee is responsible.

6.3    Sole Indemnification Obligations. THE FOREGOING AND THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 10.8 CONSTITUTE THE SOLE INDEMNIFICATION OBLIGATIONS OF EACH PARTY IN CONNECTION WITH THIS AGREEMENT.

6.4    Indemnification Procedure. Each party (“Indemnitee”) will give the other party (“Indemnifying Party”) prompt written notice of any claim for which it seeks indemnification (“Indemnification Claim”), provided that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the Indemnifying Party was actually and materially prejudiced by such failure. The Indemnitee will give the Indemnifying Party sole authority to defend and/or resolve any such Indemnification Claim and will provide the Indemnifying Party with reasonable assistance reasonably requested by the Indemnifying Party in connection with the defense and/or resolution of any such Indemnification Claim at the Indemnifying Party’s sole cost and expense; provided that the Indemnifying Party may not settle any Indemnification Claim without the Indemnitee’s prior written consent, which will not be unreasonably withheld. Notwithstanding the foregoing, the Indemnitee will have the right, in its absolute discretion and at its sole cost, to employ attorneys of its own choice and to institute or defend any Indemnification Claim for which it seeks indemnification.

7.	Limitation of Liability.

7.1    Limitation of Liability. EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR RELIANCE DAMAGES, INCLUDING FOR ANY LOST PROFITS ARISING FROM OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF, OR COULD REASONABLY HAVE PREVENTED, SUCH DAMAGES. EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT AND LICENSEE’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY’S TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED $ 5 MILLION DOLLARS.

8.	Confidentiality

8.1    Protection of Confidential Information. Each party (the “Disclosing Party”) may from time to time during the term of this Agreement disclose to the other party (the “Receiving Party”) certain Confidential Information. Except as otherwise expressly permitted by this Agreement, the Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and will disclose the Confidential Information only to the officers, directors, employees, subcontractors, agents and Advisors of the Receiving Party or Affiliates thereof who have a need to know such Confidential Information for purposes of this Agreement or as permitted by this Agreement, and who are under a duty of confidentiality to the Receiving Party no less protective of Confidential Information than the Receiving Party’s duties hereunder. “Advisors” under this Agreement means any counsels, accountants and other professional advisors including financial advisors and legal advisors. The Receiving Party will protect the Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information. Each party shall be fully responsible to the other for the acts and omissions of its and its Affiliates and their respective officers, directors, employees, and agents with respect to the confidentiality and non-use obligations set forth in this Section 8.

8.2    Exceptions. The Receiving Party’s obligations under Section 8.1 with respect to any Confidential Information will terminate to the extent that the Receiving Party can demonstrate that such information: (a) was already known to the Receiving Party at the time of disclosure by the Disclosing Party as evidenced by the Receiving Party’s contemporaneous written records; (b) is disclosed to the Receiving Party by a third party who had the right to make such disclosure without breach of any confidentiality restrictions; (c) is, or through no fault of the Receiving Party has become, generally available to the public; or (d) is independently developed by the Receiving Party without access to, or use of, the Confidential Information as evidenced by the Receiving Party’s contemporaneous written records. In addition, (i) the Receiving Party will be allowed to disclose: (x) the Confidential Information of the Disclosing Party to the extent that such disclosure is previously and expressly approved in writing by the Disclosing Party on a case-by-case basis or required by applicable law or by the order of a court or similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing prior to such disclosure and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure and (y) the key terms of this Agreement as part of such Receiving Party’s normal reporting, rating, or review procedure (including normal credit rating and pricing process), or, in connection with such Receiving

Party’s or its Affiliates’ normal fund raising activities or, to the extent applicable, the Receiving Party’s discussions with third parties regarding possible strategic alternatives (provided that, in each case, the persons receiving such Confidential Information agree in writing to maintain the confidentiality of such information), but and in no event will any such third party be provided any Licensed Know-How, Improvements or Documentation, and (ii) Licensor may disclose Confidential Information, including this Agreement, to its parent company, Caladrius, and Caladrius may disclose such Confidential Information to the extent required under law (as determined by Caladrius in its sole discretion) in connection with reports, registration statements, prospectuses, proxy statements and other documents it files with the Securities and Exchange Commission.

8.3    Return of Confidential Information. At the Disclosing Party’s option, or upon expiration or termination of this Agreement, the Receiving Party will immediately cease to use and return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party (except to the extent that: (a) any Confidential Information of Licensor is included in the Documentation or the Licensed Know-How, including the Improvements, in the case of Licensee as the Receiving Party, and (b) any Confidential Information of Licensee is included in the Licensee Improvements, in the case of Licensor as the Receiving Party) in the Receiving Party’s possession or control and erase all electronic copies of such Confidential Information promptly upon the written request of the Disclosing Party or the expiration or termination of this Agreement, whichever comes first. For the avoidance with doubt, Licensee will have the right to continue to use any of the Documentation and to use, make, have made, sell or offer to sell the service or products within the Scope solely in the Territory under the Licensed- Know-How, including the Improvements in accordance with Section 3.1 without additional charge after any expiration or termination of this Agreement and Licensor will have the right to continue to use and exercise its ownership rights to the Improvements in accordance with Section 3.4 above without additional charge after any expiration or termination of this Agreement. The disclosure of Confidential Information shall not result in any obligation to grant the Receiving Party any rights therein except to the extent expressly and specifically set forth in this Agreement.

8.4    Non-Solicitation. Both parties agree that during the term of this Agreement, neither party (“Soliciting Member”) may (and each party shall cause each of its Affiliates, officers, directors and employees not to) directly or indirectly, including without limitation through any of its personnel, cause, solicit, entice or induce, or attempt to cause, solicit, entice or induce, any employee or consultant of the other party or any of its Affiliates to leave his or her current employment, to accept employment with the other party or any of its Affiliates, or to interfere in any manner with the business of Licensor or any of its Affiliates. Notwithstanding the foregoing, a recruitment offer made to, or employment of, any person who contacts a Soliciting Member or any of its Affiliates solely on his or her own initiative, or in response to a bona fide employment advertisement that is not directed at such person shall not constitute a breach of this Section. For the purpose of this provision only, as to Licensee, Affiliate shall not include Hitachi Ltd. or any of its Subsidiaries (other than HCC and its Subsidiaries), provided, however, that Licensee agrees to cause Hitachi Ltd. and its Subsidiaries (other than HCC or its Subsidiaries) not to have any former employee or consultant of the Licensor or Caladrius employed by Hitachi Ltd. or any of its Subsidiaries (other than HCC or its Subsidiaries) provide any services for the direct benefit of Licensee or its Affiliates. The covenants set forth in this Section 8.4 shall terminate upon Licensor’s Bankruptcy.

9.	Term And Termination

9.1    Term. The initial term of this Agreement will begin on the Effective Date and, unless terminated earlier pursuant to Section 9.2, will continue for ten (10) years thereafter (“Initial Term”); provided, however, that at the end of the Initial Term the term will be automatically extended for successive additional two (2) year terms (each an “Extended Term”) unless earlier terminated pursuant to Section 9.3 or either party provides the other written notice to the other party of its intention not to extend the term which notice must be sent ninety (90) days prior to the scheduled end of the then current term.

9.2    Termination for Breach. Either party may terminate the Agreement, effective immediately, upon written notice to the other party, if one or more of the following events occur with regard to the other party:

(a)
if the other party breaches any material provision of this Agreement and does not cure the breach within sixty (60) days after receiving such notice, and the parties agree that for purposes of this section, Sections 2 (Technology Transfer and Technical Support), 3.1 (License Grant), 3.2 (Brand Usage), 3.3 (Improvements), 3.4 (Ownership), 4.1 (Paid-up Fee), 4.2 (Royalty) and 8 (Confidentiality) are material provisions of this Agreement;

(b)
if the other party files a petition in bankruptcy, or a petition in bankruptcy is filed against it that has not been dismissed within sixty (60) days after the filing thereof, or the other party becomes insolvent, bankrupt, or makes a general assignment for the benefit of creditors, or issues an order for the attachment of its assets or property, or goes into liquidation or receivership; or

(c)	if the other party ceases to carry on business for ninety (90) days or more or disposes of the whole or any substantial part of its undertaking or its assets; or

(d)
if, where Licensee is the terminating Party, (i) a Majority Asset Sale occurs, or (ii) a Member Change of Control occurs with respect to Caladrius and Licensee exercises its put option pursuant to Section 8.8 of the Operating Agreement pursuant to such Section 8.8.

9.3    Termination of Agreements. Each party may terminate this Agreement, effective immediately upon thirty (30) days prior written notice to the other party, during the Extended Term.

9.4    Survival. Sections 8.1 and 8.2 will remain in effect for an additional five (5) years after any termination or expiration of this Agreement (except that notwithstanding the foregoing, Section 8 will remain in effect for any trade secrets for as long as such Confidential Information is a trade secret). In addition, Sections 1, 3.1, 3.3(a)-(c), 3.4, 4, 5.3, 6, 7.1, 8.3, 9.4 and 10 will remain in effect without any limitation following any termination or expiration of this Agreement. Upon the expiration or termination of this Agreement: (a) notwithstanding anything to the contrary in this Agreement, all licenses granted by Licensor to Licensee shall be non-exclusive, and (b) the due dates of all outstanding payments owed by Licensee to Licensor under this Agreement shall be accelerated so they become due and payable within thirty (30) days after the effective date of expiration or termination. Neither party shall be liable to the other for damages of any kind solely as a result of that party terminating this Agreement in accordance with its terms.

10.	General Provisions

10.1    Force Majeure. Neither party shall be liable to the other in any way whatsoever for any failure or delay in performance of any of the obligations under this Agreement (other than obligations to make payment), arising out of any event or circumstance beyond the reasonable control of such party (including, without limitation, war, rebellion, civil commotion, strikes, lock-outs or industrial disputes; fire, explosion, earthquake, acts of God, flood, drought or bad weather; acts of terror; the unavailability of deliveries, supplies, software, disks or other media or the requisitioning or other act or order by any government department, council or other constituted body).

10.2    Relationship. It is agreed and understood that neither party is the agent, employee or representative of the other party and neither party has the authority or power to bind or contract in the name of or to create any liability against the other party in any way or for any purpose. It is understood that each party is an independent contractor.

10.3    Assignment. This Agreement or any rights or obligations hereunder shall not be assigned by either party, in whole or in part, to any party without the prior written consent of the other party, which consent may be granted or refused at the other party’s sole discretion; provided, however, that: (a) Licensor may assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Licensee in connection with a merger, consolidation, corporate reorganization, sale of all or substantially all of its assets, sale of stock, change of name or like event subject to Section 9.2(d) and (b) either party may assign this Agreement to its Affiliates without obtaining consent from the other party; provided that such party gives written notice to the other party of such assignment and its Affiliate is bound by a written agreement to comply with all of the terms and conditions of this Agreement. Any assignment in violation of this Section 10.3 shall be null and void from the beginning, and shall be deemed a material breach of this Agreement.

10.4    Waiver. Failure or neglect by either party to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of such party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice such party’s rights to take subsequent action.

10.5    Severability. In the event that any clause, sub-clause or other provision contained in this Agreement shall be determined by any competent authority to be invalid, unlawful or unenforceable to any extent, such clause, sub-clause or other provision shall to that extent be severed from the remaining clauses and provisions, or the remaining part of the clause in question, which shall continue to be valid and enforceable to the fullest extent permitted by law.

10.6    Headings; Construction. The headings to the clauses, sub-clause and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any ambiguity in this Agreement shall be interpreted equitably without regard to which party drafted the Agreement or any provision thereof. The terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation” and “discretion” means sole discretion.

10.7    Governing Law; Venue. This Agreement is governed by and construed in accordance with the laws of New York, without regard to conflicts of law principles. Should any disputes arise between the parties in connection with this Agreement, the parties shall use their best efforts to resolve the dispute through negotiation between the parties. Any such dispute not satisfactorily settled by the parties shall be settled by arbitration in New York City, New York in accordance with the rules of the International Chamber of Commerce in the place of the respondent by three arbitrators appointed in accordance with such rules. The arbitration shall be conducted in English and all documents provided by a party shall be in English (or contain the translation thereof into English). Any award thereof shall be final and binding upon the parties hereto.

10.8    Compliance with Law. In performing its duties under this Agreement, each party shall at all times comply with all applicable international, federal, state and local laws and shall not engage in any illegal or unethical practices, including without limitation the Foreign Corrupt Practices Act of 1977 and any anti-boycott laws, as amended, and any implementing regulations and shall at its own expense undertake all necessary actions to ensure that the agreement is enforceable. Without limiting any of the foregoing, each party agrees that it shall not download, export, or re-export any technology, software or technical data received hereunder, regardless of the manner in which received, (a) into, or to a national or resident of, any country to which the United States has embargoed goods, technologies, and/or services, or in contravention of trade sanctions imposed by the United States, or (b) to anyone on the United States Treasury Department’s list of Specially Designated Nationals, the U.S. Commerce Department’s Table of Denial Orders or other similar published lists by the U.S. government. Each party shall indemnify and hold the other party harmless from and against any liabilities, damages, costs and expenses, including reasonably attorneys’ fees and costs, resulting from any breach by it of this Section 10.8. Licensee will be responsible for obtaining the appropriate licenses, permits and governmental approvals necessary to export and import the Licensed Know-How, Documentation and any Improvements by or for Licensee, including shipping, transport, customs and other clearances, at its sole cost and expense.

10.9    Remedies. The rights and remedies of the parties will be cumulative (and not alternative). If any legal action is brought to enforce this Agreement, the prevailing party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive. Each party acknowledges and agrees that any actual or threatened breach of this Agreement by it may constitute immediate and irreparable harm to the other party for which monetary damages would be an inadequate remedy and that injunctive relief is an appropriate remedy for such breach.

10.10    Entire Agreement. This Agreement dated as of the Effective Date, supersedes any arrangements, understandings, promises or agreements made or existing between the parties hereto prior to or simultaneously with this Agreement and constitute the entire understanding between the parties hereto with respect to the subject matter hereof. Except as otherwise provided herein, no addition, amendment to or modification of this Agreement shall be effective unless it is in writing and signed by and on behalf of both parties. It is acknowledged that the terms of this Agreement have been negotiated between the parties.

10.11    Notices. All notices required or permitted to be given under this Agreement shall be in delivered in accordance with Section 12.1 of the Operating Agreement.

10.12    Language. All documents and communications, whether written or oral, shall be provided in English. In the event that any Japanese or other translation of this Agreement is prepared, then in the event of any ambiguity or discrepancy between the Japanese (or any other language except English) and English provisions of this Agreement, the English language provisions shall govern.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be signed in duplicate by duly authorized officers or representatives as of the Effective Date.

PCT, LLC, a CALADRIUS Company	Hitachi Chemical Co. Ltd.

By:	By:
Name:	Name:
Title:	Title:

Exhibit A
Licensed Know-How

1.	Quality System Documentation

2.	The current PCT Quality Plan (as of the Effective Date) and any future versions for the term of this Agreement

3.	Basic Training in cGMP (current Good Manufacturing Practice) for Operators

4.	Technical training for unit operations/procedure (client project(s))

5.	Facility planning, operation, equipment (including Japan plan)

6.	Standard operational procedures (SOPs)

7.	Business operations (Practices and processes for Contracting, Sales, Finance, Customer Relationship Management)

For clarity, the above identified Licensed Know-How includes the technology with respect to the Scope which will be developed in the future (including the Licensor Improvement stated in Section 3.3), but all of the foregoing expressly excluding the Cell Cradle Technology and other Independent Improvements.